Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132715
Up To 19,459,450 Shares of Our Common Stock $0.01 Par Value
     The persons listed in this prospectus under “Selling Stockholders” may offer and sell up to 19,459,450 shares of our common stock. Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution.” We will not receive any proceeds from the sale of these shares by the selling stockholders.
     Our common stock is quoted on the Nasdaq National Market and traded under the symbol “ENMD.”
     Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850 and our telephone number is (240) 864-2600.

     See “Risk Factors” beginning on page 3 for a discussion of certain material factors that you should consider in connection with an investment in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 5, 2006

     You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.
     We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Information About EntreMed
     EntreMed is a clinical-stage pharmaceutical company focused on developing next generation multi-mechanism oncology and anti-inflammatory drugs that target disease cells directly and the blood vessels that nourish them. We are focused on developing drugs that are safe and convenient, and provide the potential for improved patient outcomes. Panzem® (2-methoxyestradiol or 2ME2), one of the our lead drug candidates, is currently in Phase 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. ENMD-1198, a novel tubulin binding agent discovered by us, has an active Investigational New Drug (IND) application on file with the Food and Drug Administration (FDA).
     In January 2006, we acquired Miikana Therapeutics, Inc., a clinical-stage biopharmaceutical company with research laboratories in Toronto, Canada. As a result of the transaction, we enhanced our pipeline with the addition of a Phase 2 drug candidate, MKC-1, and two preclinical programs, one in aurora kinase inhibition and one in HDAC inhibition.
     Our goal is to develop and commercialize therapeutics based on our scientific expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the progression of cancer and other diseases. Our three clinical product candidates are based on these mechanisms. Our expertise has also led to the identification of new molecules, including new chemical entities derived from 2ME2, modulators of fibroblast growth factor-2 (FGF-2) activity, proteinase activated receptor-2 (PAR-2) antagonists, and tissue factor pathway inhibitor (TFPI) peptides.
     Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850, and our telephone number is (240) 864-2600.

Risk Factors
     An investment in our common stock is subject to various risks. These risks should be considered carefully with the information provided elsewhere in this prospectus before deciding to invest. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. We may update these risks in our filings with the SEC.
We Have a History of Losses and Anticipate Future Losses
     To date, we have been engaged primarily in research and development activities. Although we have received license fees and research and development funding from a former collaborator, limited revenues on royalties from sales of Thalomid® and certain research grants, we have not derived significant revenues from operations.
     At December 31, 2005, we had an accumulated deficit of approximately $261,747,800. Losses have continued since December 31, 2005. We will also be required to conduct substantial research and development and clinical testing activities for our proposed products. We expect that these activities will result in operating losses for the foreseeable future before we commercialize any products, if ever. In addition, to the extent we rely on others to develop and commercialize our products, our ability to achieve profitability will depend upon the success of these other parties. To support our research and development of certain product candidates, we also may rely on cooperative agreements from governmental and other organizations as a source of support. If our cooperative agreements were to be reduced to any substantial extent, it may impair our ability to continue our research and development efforts. Even if we do achieve profitability, we may be unable to sustain or increase it.
Development of Our Products is at an Early Stage and is Uncertain
     Our proposed products and research programs are in the early stage of clinical development and require significant, time-consuming and costly research and development, testing and regulatory clearances. In developing our products, we are subject to risks of failure that are inherent in the development of products and therapeutic procedures. For example, it is possible that any or all of our proposed products will be ineffective or toxic, or otherwise will fail to receive necessary FDA clearances. There is a risk that the proposed products will be uneconomical to manufacture or market or will not achieve market acceptance. There is also a risk that third parties may hold proprietary rights that preclude us from marketing our proposed products or that others will market a superior or equivalent product. Further, our research and development activities might never result in commercially viable products.
     Our product candidates are at the clinical and preclinical stages of development. Although several of our product candidates have demonstrated some promising results in early clinical (human) trials and preclinical (animal) studies, they may not prove to be effective in humans. For example, testing on animals may occur under different conditions than testing in people and therefore the results of animal studies may not accurately predict human experience.

Likewise, early clinical studies may not be predictive of eventual safety or effectiveness results in larger-scale pivotal clinical trials.
     There are many regulatory steps that must be taken before any of these product candidates will be eligible for FDA approval and subsequent sale, including the completion of preclinical and clinical trials. We do not expect that these product candidates will be commercially available for several years, if ever.
We Are Uncertain Whether Additional Funding Will Be Available For Our Future Capital Needs and Commitments
     We will require substantial funds in addition to our existing working capital to develop our product candidates and otherwise to meet our business objectives. We have never generated sufficient revenue during any period since our inception to cover our expenses and have spent, and expect to continue to spend, substantial funds to continue our research and development and clinical programs. Any one of the following factors, among others, could cause us to require additional funds or otherwise cause our cash requirements in the future to increase materially:
•	results of research and development activities;

•	progress of our preclinical studies or clinical trials;

•	results of clinical trials;

•	changes in or terminations of our relationships with strategic partners;

•	changes in the focus, direction, or costs of our research and development programs;

•	competitive and technological advances;

•	establishment of marketing and sales capabilities;

•	manufacturing;

•	the regulatory approval process; or

•	product launch.
We Must Show the Safety and Efficacy of Our Product Candidates Through Clinical Trials, the Results of Which Are Uncertain
     Before obtaining regulatory approvals for the commercial sale of our products, we must demonstrate, through preclinical studies (animal testing) and clinical trials (human testing), that our proposed products are safe and effective for use in each target indication. Testing of our product candidates will be required, and failure can occur at any stage of testing. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or result in marketable products. The failure to adequately demonstrate the safety and efficacy of a product under development could delay or prevent regulatory approval of the potential product.

     Clinical trials for the product candidates we are developing may be delayed by many factors, including that potential patients for testing are limited in number. The failure of any clinical trials to meet applicable regulatory standards could cause such trials to be delayed or terminated, which could further delay the commercialization of any of our product candidates. Newly emerging safety risks observed in animal or human studies also can result in delays of ongoing or proposed clinical trials. Any such delays will increase our product development costs. If such delays are significant, they could negatively affect our financial results and the commercial prospects for our products.
Panzem® NCD May Not be Successful
     We have reformulated our lead product candidate, Panzem®, in order to increase its concentration in the blood stream. Through the use of NanoCrystal® Colloidal Dispersion (NCD), a proprietary technology of Elan Drug Delivery, Inc. (“Elan”), we have reformulated Panzem® as an orally-administered liquid suspension. In February 2006, we commenced a Phase 2 study using Panzem® NCD in patients with glioblastoma multiforme (GBM). Although Panzem® NCD showed increased levels in the blood in Phase 1b clinical trials, it may not work as well in upcoming trials as it has in earlier testing.
We May Need New Collaborative Partners to Further Develop and Commercialize Products, and if We Enter Into Such Arrangements, We May Give Up Control Over the Development and Approval Process and Decrease Our Potential Revenue
     We plan to develop and commercialize our product candidates with or without corporate alliances and partners. Nonetheless, we intend to explore opportunities for new corporate alliances and partners to help us develop, commercialize and market our product candidates. We expect to grant to our partners certain rights to commercialize any products developed under these agreements, and we may rely on our partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture and market any products licensed to them. Each individual partner will seek to control the amount and timing of resources devoted to these activities generally. We anticipate obtaining revenues from our strategic partners under such relationships in the form of research and development payments and payments upon achievement of certain milestones. Since we generally expect to obtain a royalty for sales or a percentage of profits of products licensed to third parties, our revenues may be less than if we retained all commercialization rights and marketed products directly. In addition, there is a risk that our corporate partners will pursue alternative technologies or develop competitive products as a means for developing treatments for the diseases targeted by our programs.
     We may not be successful in establishing any collaborative arrangements. Even if we do establish such collaborations, we may not successfully commercialize any products under or derive any revenues from these arrangements. Our strategy also involves entering into multiple, concurrent strategic alliances to pursue commercialization of our core technologies. There is a risk that we will be unable to manage simultaneous programs successfully. With respect to existing and potential future strategic alliances and collaborative arrangements, we will depend on the expertise and dedication of sufficient resources by these outside parties to develop, manufacture, or market products. If a strategic alliance or collaborative partner fails to develop or commercialize a product to which it has rights, we may not recognize any revenues on that particular product.

We Have No Current Manufacturing or Marketing Capacity and Rely on Only One Supplier For Some of Our Products
     We do not expect to manufacture or market products in the near term, but we may try to do so in certain cases. We do not currently have the capacity to manufacture or market products and we have limited experience in these activities. If we elect to perform these functions, we will be required to either develop these capacities, or contract with others to perform some or all of these tasks. We may be dependent to a significant extent on corporate partners, licensees, or other entities for manufacturing and marketing of products. If we engage directly in manufacturing or marketing, we will require substantial additional funds and personnel and will be required to comply with extensive regulations. We may be unable to develop or contract for these capacities when required to do so in connection with our business.
     We are currently manufacturing products for clinical trials on a contract basis. Panzem® NCD, our lead small molecule clinical drug candidate, is currently manufactured by Elan. We do not have arrangements in place with alternative suppliers if our current supplier Elan was unable to deliver the product in necessary quantities.
     We depend on our third-party manufacturers to perform their obligations effectively and on a timely basis. These third parties may not meet their obligations and any such non-performance may delay clinical development or submission of products for regulatory approval, or otherwise impair our competitive position. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations. Although we have identified alternative suppliers for our product candidates, we have not entered into contractual or other arrangements with them. If we needed to use an alternate supplier for any product, we would experience delays while we negotiated an agreement with them for the manufacture of such product. In addition, we may be unable to negotiate manufacturing terms with a new supplier that are as favorable as the terms we have with our current suppliers.
     Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of the manufacturing facilities of one of our sole-source suppliers could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise. Because our manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties or delays in our manufacturing could increase our costs and damage our reputation.
     The manufacture of pharmaceutical products can be an expensive, time consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including quality control and assurance and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions, and commercialization.
Failure of Manufacturing Facilities Producing Our Product Candidates to Maintain Regulatory Approval Could Delay or Otherwise Hinder Our Ability to Market Our Product Candidates
     Any manufacturer of our product candidates will be subject to applicable Good Manufacturing Practices (GMP) prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. We and any of our collaborators may be unable to enter into or maintain relationships either domestically or abroad with manufacturers whose facilities and procedures comply or will continue to comply with GMP and who are able to produce our small molecules in accordance with applicable regulatory standards. Failure by a manufacturer of our products to comply with GMP could result in significant time delays or our inability to obtain marketing approval or, should we have market approval, for such approval to continue. Changes in our manufacturers could require new product testing and facility compliance inspections. In the United States, failure to comply with GMP or other applicable legal requirements can lead to federal seizure of violated products, injunctive actions brought by the federal government, inability to export product, and potential criminal and civil liability on the part of a company and its officers and employees.
Manufacturing Our Product Candidates May Not Be Commercially Feasible
     The manufacturing processes for several of the small molecules we are developing have not yet been tested at commercial levels, and it may not be possible to manufacture these materials in a cost-effective manner.
We Depend on Patents and Other Proprietary Rights, Some of Which are Uncertain
     Our success will depend in part on our ability to obtain patents for our products, both in the United States and abroad. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. Risks that relate to patenting our products include the following:
•	our failure to obtain additional patents;

•	challenge, invalidation, or circumvention of patents already issued to us;

•	failure of the rights granted under our patents to provide sufficient protection;

•	independent development of similar products by third parties; or

•	ability of third parties to design around patents issued to our collaborators or us.
     For several of the products that we are developing, including Panzem®, composition of matter patents are not available because the compounds are in the public domain. In these cases, only patents covering the “use” of the product are available. In general, patents covering a new use for a known compound can be more difficult to enforce against infringers of the use claims in the patent.

     Our potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to claims that may infringe the patents of others. Such other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any action and any license required under any needed patent might not be made available on acceptable terms, if at all.
     We are a party to sponsored research agreements and license agreements that require us to make milestone payments upon attainment of certain regulatory milestones. Failure to meet such milestones could result in the loss of certain rights to compounds covered under such license agreements.
     We also rely on trade secret protection for our confidential and proprietary information. However, trade secrets are difficult to protect and others may independently develop substantially equivalent proprietary information and techniques and gain access to our trade secrets and disclose our technology. We may be unable to meaningfully protect our rights to unpatented trade secrets. We require our employees to complete confidentiality training that specifically addresses trade secrets. All employees, consultants, and advisors are required to execute a confidentiality agreement when beginning an employment or a consulting relationship with us. The agreements generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship automatically become our exclusive property. Employees and consultants must keep such information confidential and may not disclose such information to third parties except in specified circumstances. However, these agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.
     To the extent that consultants, key employees, or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information. Any such disputes may not be resolved in our favor. Certain of our consultants are employed by or have consulting agreements with other companies and any inventions discovered by them generally will not become our property.
Our Potential Products Are Subject to Government Regulatory Requirements and an Extensive Approval Process
     Our research, development, preclinical and clinical trials, manufacturing, and marketing of most of our product candidates are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad. The process of obtaining FDA and other required regulatory approvals for drug and biologic products, including required preclinical and clinical testing, is time consuming and expensive. Even after spending time and money, we may not receive regulatory approvals for clinical testing or for the manufacturing or marketing of any products. Our collaborators or we may encounter significant delays or costs in the effort to secure necessary approvals or licenses. Even if we obtain regulatory clearance for a product, that product will be subject to continuing review. Later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal penalties.
Potential Products May Subject Us to Product Liability for Which Insurance May Not Be Available
     The use of our potential products in clinical trials and the marketing of any pharmaceutical products may expose us to product liability claims. We have obtained a level of liability insurance coverage that we believe is adequate in scope and coverage for our current stage of development. However, our present insurance coverage may not be adequate to protect us from liabilities we might incur. In addition, our existing coverage will not be adequate as we further develop products and, in the future, adequate insurance coverage and indemnification by collaborative partners may not be available in sufficient amounts or at a reasonable cost. If a product liability claim or series of claims are brought against us for uninsured liabilities, or in excess of our insurance coverage, the payment of such liabilities could have a negative effect on our business and financial condition.

Special Note Regarding Forward-Looking Statements
     This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in this prospectus under the heading “Risk Factors,” risks relating to our need for additional capital and the uncertainty of additional funding; the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). You are encouraged to review the risk factors included in this prospectus.

Use of Proceeds
     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may receive proceeds of up to $16,216,210 upon the exercise of the warrants described below.
Selling Stockholders
     The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The calculation of the shares beneficially owned takes into account the limitation on more than 4.99% beneficial ownership contained in the terms of the warrants (as discussed below in note 1). The information in the table below is current as of February 9, 2006. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.
     For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After Offering” column assumes the sale of all shares offered.
     As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Number of Shares
	Beneficially Owned Prior	Number of Shares	Number of	Number of Shares Beneficially
Selling Stockholder	to Offering	Underlying Warrants (1)	Shares Offered (2)	Owned After Offering (3)
Xmark Opportunity Fund, Ltd. (4)	525,600	262,200	787,800	0
Xmark Opportunity Fund, LP (4)	474,800	237,400	712,200	0
Xmark JV Investment Partners, LLC (4)	1,000,000	500,000	1,500,000	0
Domain Public Equities Partners, LP (5)	2,833,550	1,081,081	3,243,243	671,388
Abingworth Bioequities Master Fund Ltd.(6)	951,351	475,676	1,427,027	0
Abingworth Bioventures IV LP (6)	771,759	385,880	1,157,639	0
Abingworth Bioventures IV Executives LP (6)	6,619	3,309	9,928	0
Celgene Corporation (7)	24,614,864	432,432	1,297,296	23,317,568
D3 LifeScience Select Ltd.	68,189	35,595	103,784	0

	Number of Shares
	Beneficially Owned Prior	Number of Shares	Number of	Number of Shares Beneficially
Selling Stockholder	to Offering	Underlying Warrants (1)	Shares Offered (2)	Owned After Offering (3)
D3 LifeScience Ltd.	60,541	30,270	90,811	0
D3 LifeScience Market Neutral Ltd.	86,486	43,243	129,729	0
Enable Growth Partners LP (8)	631,351	315,676	947,027	0
Enable Opportunity Partners LP (8)	103,784	51,892	155,676	0
Pierce Diversified Strategy Master Fund LLC (8)	129,729	64,864	194,593	0
Fort Mason Master LP (9)	812,194	406,097	1,218,291	0
Fort Mason Partners LP (9)	52,670	26,335	79,005	0
Nite Capital, LP (10)	432,432	216,216	648,648	0
SDS Capital Group SPC, Ltd. (11)	432,432	216,216	648,648	0
RAQ LLC (12)	108,108	54,054	162,162	0
Valesco Healthcare Partners I LP (13)	28,783	11,892	35,676	4,999
Valesco Healthcare Partners II LP (14)	42,162	21,081	63,243	0
Valesco Healthcare Overseas Fund Ltd. (15)	42,162	21,081	63,243	0
Capital Ventures International (16)	864,864	432,432	1,297,296	0
LBI Group Inc. (17)	1,729,729	864,865	2,594,594	0
Smithfield Fiduciary LLC (18)	601,094	297,297	891,891	6,500
(1)	The warrants identified in this column become exercisable on August 7, 2006 at an exercise price of $2.50 per share.

(2)	The terms of the warrants provide that no selling stockholder may exercise warrants for common stock if such exercise would result in such selling stockholder beneficially owning more than 4.99% of our outstanding common stock. Accordingly, while all shares that are issuable to a selling stockholder upon exercise of the warrants are included in the “Number of Shares Offered” in the table, shares which a selling stockholder is prevented from acquiring as a result of these provisions are not shown as beneficially owned. The actual number of shares of our common stock offered hereby, and included in the Registration Statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of adjustment mechanisms described therein, or by reason of any future stock splits, stock dividends or similar transactions involving our common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”) . Unless otherwise indicated, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder.

(3)	Assumes the sale of all shares offered hereby and no other transactions in the common stock by the selling stockholders.

(4)	Xmark Opportunity Managers, LLC is the investment manager of Xmark Opportunity Fund, Ltd., Xmark Opportunity Fund, L.P., and Xmark JV Investment Partners, LLC. Mitchell D. Kaye is a principal of Xmark Opportunity Managers, LLC and maintains investment discretion over all of their holdings.

(5)	The sole general partner of Domain Public Equity Partners, L.P. (“DPEP”) is Domain Public Equity Associates, L.L.C. (“DPEA”). The managing members of DPEA are Nicole Vitullo and Domain Associates L.L.C. The managing members of Domain Associates, L.L.C. are James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Robert J. More, Nicole Vitullo and Brian Halak. Nicole Vitullo and the other managing members of Domain Associates share voting and investment control over the securities held by DPEP and disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(6)	Abingworth Bioequities Master Fund Limited, Abingworth Bioventures IV LP and Abingworth Bioventures IV Executives LP are managed on a discretionary basis by Abingworth Management Ltd, which has voting and dispositive power over the securities. Abingworth Management Ltd disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(7)	The number of shares beneficially owned prior to offering includes 16,750,000 shares of common stock into which shares of our Series A Stock held by Celgene Corporation may presently be convertible. Celgene Corporation has entered into a license agreement with EntreMed Inc. dated March 23, 2005 pursuant to which Celgene has licensed to EntreMed certain rights to develop and commercialize Celgene’s tubulin inhibitor compounds. Under the Securities Purchase Agreement dated December 31, 2002 Celgene Corporation has the right to appoint two director designees or an observer to our Board.

(8)	Mitch Levine, the Managing Member of Enable Capital Management, LLC, the manager of Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, has discretionary authority to vote and dispose of the shares held by the aforementioned holders. This selling stockholder has advised us that it is an affiliate of a broker-dealer and that it purchased the securities reflected in this table as being owned by it and offered for sale in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(9)	The shares listed herein are owned by Fort Mason, Ltd. and Fort Mason, L.P.(collectively, the “Fort Mason Funds”). Fort Mason Capital, LLC serves as the investment adviser to the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(10)	Keith Goodman, Manager of the General Partner of Nite Capital, LP, has voting control over the shares owned by Nite Capital, LP. Mr. Goodman disclaims beneficial ownership of the shares owned by Nite Capital, LP.

(11)	Steve Derby is the natural person with sole investment and voting control over the securities indicated in the table for SDS Capital Group SPC, Ltd. Steve Derby is the sole managing member of SDS Management, LLC, the investment advisor of the selling stockholder. Steve Derby disclaims beneficial ownership of the securities.

(12)	RAQ LLC is a limited liability company, whose Managing Member is Lindsay A. Rosenwald, M.D., who is the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer.

(13)	Valesco Healthcare Partners I LP is a limited partnership, whose General Partner is Valesco Healthcare GP, LLC (the “GP”). The Managing Member of the GP is Lindsay A. Rosenwald, M.D., who is the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer.

(14)	Valesco Healthcare Partners II LP is a limited partnership, whose General Partner is Valesco Healthcare GP, LLC (the “GP”). The Managing Member of the GP is Lindsay A. Rosenwald, M.D., who is the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer.

(15)	Valesco Healthcare Overseas Fund, Ltd. is a Cayman Island exempted company, whose Investment Manager is Valesco Capital Management, LP (the “IM”). The General Partner of the IM is Valesco Management GP, LLC (the “GP”). The Managing Member of the GP is Lindsay A. Rosenwald, M.D., who is the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer.

(16)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. CVI is affiliated with one or more registered broker-dealers. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(17)	This selling security holder is an affiliate of a broker-dealer and has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Lehman Brothers Inc. is the parent company of this selling security holder. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The address for this selling security holder is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022, Attn: Jeffrey Ferrell and Will Yelsits. Lehman Brothers Inc. is a registered broker-dealer.

(18)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary, LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary, LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management LLC. Each of Highbridge Capital Management LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary, LLC.
         No affiliate of any of the selling stockholders has held any position or office with us or any of our affiliates and, except as stated above, no selling stockholder has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

Plan of Distribution
     The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any SECs received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting SECs or discounts under the Securities Act.
     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.
Legal Matters
     The validity of the shares of common stock offered hereby has been passed upon for us by Arnold & Porter LLP, Washington, D.C.
Experts
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

     The financial statements of Miikana Therapeutics, Inc., for the years ended June 30, 2005 and June 30, 2004, have been incorporated by reference herein in reliance upon the report of Reznick Group. P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Incorporation of Certain Documents By Reference
     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
     This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.
1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 14, 2006.

2.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on May 14, 1996, including any amendment or report filed for the purpose of updating such description.

3.	The Company’s Current Report on Form 8-K/A filed with the Commission on April 4, 2006.

4	The Company’s Current Report on Form 8-K/A filed with the Commission on March 29, 2006.

5	The Company’s Current Report on Form 8-K filed with the Commission on March 9, 2006.

6	The Company’s Current Report on Form 8-K filed with the Commission on January 17, 2006.

7	The Company’s Current Report on Form 8-K filed with the Commission on January 13, 2006.
     You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our web site at http://www.entremed.com or by requesting them in writing, by email or by telephone at the following address:
Mark Williamson
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
(240) 864-2600
markw@entremed.com
Where You Can Find More Information
     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.
     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room.
     In addition, the SEC maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.entremed.com, which provides additional information about our company.